Exhibit 99.1
CNX Gas Reports Fourth Quarter and Full Year 2006 Results;
Annual Production Increased 16% to 56.1 Bcf
Annual Return on Capital Employed was 19.7%
Pittsburgh, PA (January 24, 2007) — CNX Gas Corporation (NYSE: CXG) reported net income for the quarter ended December 31, 2006 of $38.2 million, or $0.25 per diluted share. This is an increase of 17% when compared with net income of $32.6 million for the quarter ended December 31, 2005. Production was 14.3 billion cubic feet (Bcf), or 155.6 million cubic feet per day (MMcf/d), for the quarter ended December 31, 2006, an increase of 16% from the 12.3 Bcf, or 134.0 MMcf/d, for the quarter ended December 31, 2005.
For the year ended December 31, 2006, CNX Gas had net income of $159.9 million, or $1.06 per diluted share. This is a 56% increase from the $102.2 million earned in 2005. Production in 2006 was 56.1 Bcf, eclipsing the guidance of 55.7 Bcf. Cash-on-hand increased by $87.1 million during the year, while funding capital expenditures of $154.2 million. Return on capital employed was 19.7%, on an after-tax basis.
Nicholas J. DeIuliis, president and chief executive officer, said, “Overall, 2006 was not only the first full stand-alone year for the company but more importantly it was a year of significant accomplishment. We posted 16% organic production growth, strengthened our balance sheet and built cash, recorded return on capital employed of nearly 20%, and developed and staffed for our continued growth plan. We are excited about the momentum we carry into 2007 and the potential we see for delivering more value to our shareholders.”
“For the year,” Mr. DeIuliis continued, “our operations did a terrific job in increasing our production 16%, all of it organically. They did it safely, and they did it at a lower field (lifting and other production) unit cost than in 2005. And our marketers successfully increased our transportation capacity in time for the winter heating season. I am extremely proud of our people.”
TABLE 1
FINANCIAL AND OPERATIONAL RESULTS — Period-To-Period

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Total Revenue and Other Income	$119.2	$220.0	$513.9	$613.4
Net Income	$38.2	$32.6	$159.9	$102.2
Earnings per Share — Diluted	$0.25	$0.22 *	$1.06	$0.68 *
Net Cash from Operating Activities	$37.6	$20.1	$243.6	$145.0
EBITDA	$67.5	$61.9	$291.9	$201.4
EBIT	$57.0	$52.7	$253.9	$166.3
Total Period Production (Bcf)	14.3	12.3	56.1	48.4
Average Daily Production (MMcf)	155.6	134.0	153.8	132.6
Capital Expenditures	$37.2	$40.6	$154.2	$110.8
Financial results are in millions of dollars except per share amounts. Production results are net of royalties. In 2006, a change in the accounting for purchased gas has reduced Total Revenue and Other Income, along with a corresponding reduction in purchased gas expense. This change has no effect on Net Income. *Pro forma earnings per share for 2005 assume the same number of shares outstanding as in 2006.
The average price realized for the company’s gas production, including the effects of hedging, was $7.10 per Mcf for the quarter ended December 31, 2006, or nearly the same as the $7.12 per Mcf received for the quarter ended December 31, 2005. Fully loaded unit costs for company production, exclusive of royalties, were $3.52 per Mcf in the just-ended quarter, or 21% higher than the $2.90 per Mcf for the quarter ended December 31,

2005. As a result, pre-tax unit margins for company production were $3.58 in the December 31, 2006 quarter, a decrease of 15% from $4.22 in the December 31, 2005 quarter.
A unit cost comparison is shown in Table 2. Field production costs (lifting and other production costs) showed improvement in both the quarter and yearly comparisons, reflecting cost management efforts and increased production benefits.
Administration costs for the December 2006 quarter were higher than prior periods and reflect accrued payouts for short-term incentive compensation tied to exceeding 2006 guidance goals, the new long-term incentive program adopted in October, year-end accrual adjustments and actualizations, increased staffing to prepare for the 2007 capital program, the completion of our 2006 Sarbanes-Oxley effort, and the roll out of the new software platform.
Gathering costs were 15% higher in the December 2006 quarter compared to the December 2005 quarter, reflecting higher firm transport rates on interstate pipelines and new capacity tied to the Jewell Ridge Pipeline.
The Jewell Ridge Pipeline was placed into service at the end of October. Nicholas DeIuliis commented, “Overnight, we became able to flow all of our Virginia production, shed our highest-cost firm transportation charges, and seek price appreciation through access to new markets. The first quarter of 2007 will be the first full quarter of benefit to CNX Gas. I expect these advantages to be more clearly reflected in those results.”
TABLE 2
PRICE AND COST DATA PER NET MCF — Period-To-Period Comparison

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
Per Mcf	2006	2005	2006	2005
Average Sales Price	$7.10	$7.12	$7.04	$6.08
Costs — Production
Lifting	$0.43	$0.37	$0.35	$0.35
Other Production Costs	$0.12	$0.21	$0.15	$0.21
Administration	$1.08	$0.48	$0.70	$0.42
DD&A	$0.47	$0.52	$0.45	$0.50
Production Taxes	$0.21	$0.27	$0.21	$0.21

Total Production Costs	$2.31	$1.85	$1.86	$1.69

Costs — Gathering
Operating Costs	$0.72	$0.68	$0.67	$0.67
Transportation	$0.21	$0.13	$0.25	$0.12
DD&A	$0.28	$0.24	$0.24	$0.24

Total Gathering Costs	$1.21	$1.05	$1.16	$1.03

Total Costs	$3.52	$2.90	$3.02	$2.72

Margin	$3.58	$4.22	$4.02	$3.36

Includes amounts attributable to equity in affiliates.
Operations Update
During the fourth quarter, CNX Gas employees worked another quarter without incurring a lost time accident, exceeding the two-million-hour cumulative level.

Also during the quarter, CNX Gas began production from 48 wells in its Virginia Operations in Central Appalachia and 10 wells in its Mountaineer play in Northern Appalachia. These figures are exclusive of gob wells.
In Mountaineer, CNX Gas is drilling vertical-to-horizontal CBM wells. The company expected to achieve peak production rates of nearly 4 Mcf per 100 feet of lateral exposure in the Blacksville area of this play. As a group, the ten wells, though not completely de-watered, are meeting this expectation.
In Nittany, the company’s new CBM play in central Pennsylvania, two vertical test wells have been drilled. Both have been fraced. During the first quarter, the company will begin controlled production, seam by seam, in these wells in order to better estimate the gas content and productive capability of each individual seam.
In Cardinal, CNX Gas’ New Albany shale play in western Kentucky, test well locations have been identified and the first well has been spudded. The company is using a standard drilling rig to drill approximately 4,000 vertical feet. When drilling is complete, CNX Gas will re-enter the hole with a device that takes core samples sideways into the shale formation within the expected 300-foot pay zone. These samples will take several months to analyze.
For all of 2006, CNX Gas brought 234 wells online in Virginia and ten wells in Mountaineer. The company drilled 257 wells in Virginia and 15 in Mountaineer. CNX Gas now has a total of ten drilling rigs running, up from six at year-end 2005.
Financial Update
The company ended the quarter with cash-on-hand of $107.2 million, nearly even with the $107.6 million from September 30, 2006. Capital expenditures were $37.2 million during the fourth quarter.
CNX Gas has outstanding letters of credit of $16.9 million, but otherwise has no drawn amounts on its $200 million credit facility.
Commensurate with the start-up of the Jewell Ridge Pipeline, an associated capital lease became effective and will appear on the December 31, 2006 balance sheet as a lease obligation.
Hedging Strategy
After development of its 2007 Capital Budget and the start-up of the Jewell Ridge Pipeline, CNX Gas has evolved its thinking on the forward sale of production. The company will now be using a ladder approach, where it will consider laying on additional hedges in a rising price environment. If prices fall, the company does not anticipate active hedging. During the fourth quarter of 2006, the company did lock in prices for some additional production in a rising price environment. A schedule of the company’s current hedge position appears in the guidance table.
Guidance
The 2007 production guidance is 64 Bcf, and represents a 14% growth in production from the 56.1 Bcf achieved in 2006. For the month of December 2006, CNX Gas produced 5.0 Bcf of gas.
On January 8, 2007, CNX Gas released its 2007 capital expenditures program, which is projected to be $312 million. The 2007 budget includes significant infrastructure capital that is required for the company to achieve its strategic vision of producing in excess of 100 Bcf by 2010. CNX Gas will continue to re-invest in its core business as long as it can earn a meaningful spread over its cost of capital.
In 2007, the company expects to drill 278 wells in its Virginia Operations, 57 in Mountaineer, eight in Nittany, and three in Cardinal, for a total of 346 in its four major active areas. Another 55 wells are expected to be drilled in Knox Energy (in Tennessee) and elsewhere to better assess unexplored acreage, for an expected company total of 401.
TABLE 3
GUIDANCE — Three-Year

	2007	2008	2009
Total Yearly Production (Bcf)	64	73	84

Production Growth	14%	Approx. 15%	Approx. 15%

Volumes Hedged (Bcf)	12.9	7.4	0

Average Hedge Price ($/Mcf)	$7.89	$7.20	—

Capital Expenditures ($MM)	$312	N/A	N/A
CNX Gas will host a conference call today at 10:00 a.m. Eastern time to discuss the company’s fourth quarter and 2006 results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.
Description
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian Basin of the United States. In May 2006, Business Week cited CNX Gas in its survey of Hot Growth Companies. Effective June 30, 2006, CNX Gas was added to the Russell 3000® Index and the Russell Midcap® Index. Recently, CNX Gas was named as a finalist by Platts for its “Hydrocarbon Producer of the Year” award.
Contact:
Dan Zajdel
Vice President — Investor and Public Relations
(412) 854-6719
danzajdel@cnxgas.com
www.cnxgas.com
Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CNX Gas
EBIT & EBITDA Reconciliation
(000) Omitted

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Net Income	$38,245	$32,580	$159,867	$102,168
Add: Interest Expense	861	14	870	14
Less: Interest Income	1,285	418	3,453	418
Add: Income Taxes	19,141	20,562	96,573	64,550

Earnings Before Interest & Taxes (EBIT)	56,962	52,738	253,857	166,314
Add: Depreciation, Depletion, & Amortization	10,562	9,156	37,999	35,039

EBITDA	$67,524	$61,894	$291,856	$201,353

CNX Gas
Capital Employed and Return on Capital Employed
(000) Omitted
Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

	As of	As of
Capital Employed	December 31, 2006	December 31, 2005
Total assets	$1,155,001	$859,167
Less liabilities:
Total current liabilities	(55,362)	(70,469)
Total long-term liabilities (other than indebtedness)	(152,954)	(109,226)

Total Capital Employed	$946,685	$679,472

Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for 2006.

Year Ended
December 31,
Return on Capital Employed	2006
Net Income	$159,867
Financing costs (after-tax):	—
Third-party debt	—
All other financing costs	(542)

Total financing costs	(542)

Earnings excluding financing costs	$160,409
Average capital employed	$813,079
Return on average capital employed	19.7%
Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy; and other factors discussed under “Risk Factors” in the 10-K for the year ended December 31, 2005. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

CNX GAS CORPORATION
STATEMENTS OF INCOME
FOURTH QUARTER 2006
(000 OMITTED)

	FOURTH	FOURTH	YEAR	YEAR
	QUARTER	QUARTER	TO DATE	TO DATE
	2006	2005	2006	2005
INCOME

Outside Sales	$98,562	$84,153	$385,056	$277,031
Related Party Sales	2,737	727	8,490	6,052
Royalty Interests’ Gas Sales	9,340	14,292	51,054	45,351
Purchased Gas Sales	2,767	117,603	43,973	275,148
Other Income	5,811	3,232	25,286	9,859

TOTAL INCOME	119,217	220,007	513,859	613,441

EXPENSES

Total Lifting Costs	9,106	7,707	31,096	26,794
Gathering/Transportation/Compression	14,151	10,705	55,091	40,623
Royalty Interests’ Gas Costs	7,507	12,136	41,998	36,641
Purchased Gas Costs	2,752	118,981	44,843	278,720
Other	1,717	2,404	7,846	9,572
(Income) Loss from Equity Affiliates	(251)	(71)	(978)	149
General and Administrative	15,426	5,833	38,654	19,171
Depreciation, Depletion and Amortization	10,562	9,156	37,999	35,039
Interest Expense	861	14	870	14

TOTAL EXPENSES	61,831	166,865	257,419	446,723

INCOME BEFORE INCOME TAXES	57,386	53,142	256,440	166,718

Income Tax Expense	19,141	20,562	96,573	64,550

NET INCOME	$38,245	$32,580	$159,867	$102,168

Earnings per share:
Basic	$0.25	$0.22	$1.06	$0.76

Diluted	$0.25	$0.22	$1.06	$0.76

Weighted Average Number of Shares Outstanding:
Basic	150,864,075	150,833,334	150,845,518	134,071,334

Dilutive	151,062,622	151,003,896	151,017,456	134,137,219